Exhibit 99.1

OfficeMax

263 Shuman Blvd
Naperville, IL 60563

News Release

Media Contact	Investor Relations Contact
Bill Bonner	Mike Steele
630 864 6066	630 864 6826

OFFICEMAX REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

AND NON-CASH IMPAIRMENT CHARGE

NAPERVILLE, Ill., November 6, 2008 – OfficeMax® Incorporated (NYSE: OMX) today announced the results for its third quarter ended September 27, 2008.  Total sales decreased 9.5% in the third quarter of 2008 to $2.1 billion compared to the third quarter of 2007.  For the third quarter of 2008, OfficeMax reported a net loss of $432.7 million, or $5.70 per diluted share.

The third quarter of 2008 included a non-cash charge of $735.8 million (pre-tax) for impairment of the Lehman Brothers Holdings Inc. (“Lehman”) guaranteed installment note (the “Lehman Note”) and a pre-tax charge of $18.2 million for impairment of the interest receivable related to the Lehman Note, neither of which is considered indicative of core operating activities.  Excluding these two items, adjusted net income was $28.0 million, or $0.36 per diluted share.  This compares to net income of $49.0 million, or $0.64 per diluted share in the third quarter of 2007.  Adjusted income and earnings per share are non-GAAP financial measures that exclude the effect of large and unusual impairment charges.  A reconciliation to the company’s GAAP financial results is included in this press release.

Sam Duncan, Chairman and CEO of OfficeMax, said “In the third quarter, we operated in a weaker selling environment than in the third quarter of 2007 for both our Contract and Retail segments.  The challenging environment, along with our more disciplined approach to customer acquisition and retention in Contract as well as promotional strategies that are focused on preserving gross margin in Retail are reflected in our results.  Nonetheless, our success in continuing to lower expenses was offset by reduced sales volumes that deleveraged fixed costs in both the Contract and Retail segments, resulting in lower profitability.  While we recorded a non-cash impairment charge related to one-half of our timber installment notes, we continue to believe that there will be no adverse impact on our operations or liquidity from the Lehman bankruptcy.  Our cash flow from operations and access to capital remain solid and, we believe, will help us continue to pursue our turnaround plan initiatives during the challenging economic environment.”

Contract Segment Results

OfficeMax Contract segment sales decreased 11.5% to $1.05 billion in the third quarter of 2008 compared to the third quarter of 2007, reflecting a U.S. Contract operations sales decline of 14.6%, and an International Contract operations sales decline of 3.1% in U.S. dollars (a sales decrease of 3.5% in local currencies). U.S. Contract sales declined compared to the prior year period primarily due to weaker sales from existing corporate accounts, our continued discipline in large corporate account acquisition and retention, and lower sales from small market customers.

Contract segment gross margin decreased to 21.8% in the third quarter of 2008 from 22.1% in the third quarter of 2007, primarily due to deleveraging of fixed delivery and occupancy costs from lower sales, partially offset by improved account profitability.  Contract segment operating expense as a percentage of sales increased to 18.4% in the third quarter of 2008 from 17.5% in the third quarter of 2007, primarily due to deleveraging of fixed operating and allocated general and administrative expenses from lower sales, partially offset by targeted cost controls including reduced selling expenses.  For the third quarter of 2008, the Contract segment generated operating income of $35.5 million, or 3.4% of sales, compared to operating income of $55.0 million, or 4.6% of sales, in the third quarter of 2007.

Retail Segment Results

OfficeMax Retail segment sales decreased 7.3% to $1.05 billion in the third quarter of 2008 compared to the third quarter of 2007, reflecting a same-store sales decrease of 11.1% partially offset by sales from new stores.  Retail same-store sales for the third quarter of 2008 declined across all major product categories due to weaker small business and consumer spending.

Retail segment gross margin decreased to 28.5% in the third quarter of 2008 from 28.9% in the third quarter of 2007, primarily due to deleveraging of fixed occupancy costs from the same-store sales decrease and new stores, partially offset by improved merchandise margins and a sales mix shift to an increased percentage of higher-margin office supplies category sales.  Retail segment operating expense as a percentage of sales increased to 25.7% in the third quarter of 2008 from 24.9% in the third quarter of 2007, primarily due to deleveraging of expenses from the same-store sales decrease and the addition of new stores, partially offset by targeted cost controls, reduced store payroll expense due in part to our recent reorganization and lower levels of incentive compensation expense.  For the third quarter of 2008, the Retail segment generated operating income of $29.1 million, or 2.8% of sales, compared to operating income of $45.3 million, or 4.0% of sales, in the third quarter of 2007.

During the third quarter of 2008, OfficeMax opened 17 retail stores in the U.S. and 5 retail stores in Mexico.  OfficeMax ended the third quarter of 2008 with a total of 1,019 retail stores, consisting of 936 retail stores in the U.S. and 83 retail stores in Mexico.

Corporate and Other Segment Results

During the third quarter of 2008, the Corporate and Other segment was impacted by a $735.8 million pre-tax non-cash charge related to the impairment of the Lehman Note.  Including this item, operating expenses increased to $746.1 million from $10.0 million in the third quarter of 2007.  Excluding this charge, Corporate and Other segment adjusted operating expenses totaled $10.3 million in the third quarter of 2008, consistent with the prior year, and included support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.

As previously disclosed, Lehman’s bankruptcy filing on September 15, 2008 constituted an event of default under the $817.5 million Lehman Note that OfficeMax received in connection with the 2004 timberlands sale.  The company is required for accounting purposes to assess the carrying value of assets whenever circumstances indicate that a decline in value may have occurred.  Accordingly, due to the uncertainty of collection of the Lehman Note as a result of the Lehman bankruptcy, OfficeMax has deemed the carrying value of the Lehman Note impaired and has recorded a pre-tax non-cash impairment charge of $735.8 million in the third quarter of 2008.

As previously disclosed, in 2004 OfficeMax monetized the Lehman Note through the issuance of securitization notes (the “Securitization Notes”) by its bankruptcy-remote special purpose entity.  For accounting purposes, the company is required to decouple the long-term liability related to the Securitization Notes from the Lehman Note, even though recourse on the Securitization Notes is limited to the Lehman guaranty and the Lehman Note as collateral.  Specifically, irrespective of the impairment of the Lehman Note, the company is not permitted to reduce the amount of the liability associated with the Securitization Notes until settlement occurs when the Lehman Note is delivered to and accepted by the Securitization Note holders in satisfaction of the underlying obligation.  The result is that the current period non-cash impairment charge is expected to be followed by a corresponding non-cash gain in a later period when the liability is extinguished.

Although recognition of the non-cash impairment charge and offsetting gain on extinguishment of debt will occur in separate accounting periods, as a result of the limited recourse nature of the liability associated with the Securitization Notes, the maximum economic loss to the company when the liability is extinguished is expected to be $82.5 million, which is the difference between the $817.5 million principal amount of the Lehman Note and the $735 million principal amount of the Securitization Notes.

As of September 27, 2008, OfficeMax had total debt of $374.0 million, excluding $1.470 billion of timber securitization notes, which have recourse limited to the timber installment notes receivable and related guarantees.  As previously announced, OfficeMax believes the cash exposure from the Lehman bankruptcy will not exceed approximately $50 million for an accelerated tax payment related to one-half of the gain on the 2004 timberlands sale transaction, and a loss of approximately $1 million related to the excess interest income previously expected to be received on the Lehman Note over the interest expense previously expected to be paid on the Securitization Notes.  OfficeMax continues to believe that the cash impact will be funded adequately by OfficeMax’s available excess cash and, if necessary, funds available under its credit facility.  At September 27, 2008, OfficeMax had $171 million in available and invested cash, and $602 million in available (unused) borrowing capacity under its $700 million revolving credit facility.  The company’s unused borrowing capacity reflects an available borrowing base of $669 million, no outstanding borrowings, and $67 million of letters of credit issued under the revolving credit facility as of September 27, 2008.

During the third quarter of 2008, OfficeMax generated $112.1 million of cash from operations reflecting active and effective working capital management.  This is an increase of $122.8 million from the third quarter of 2007 primarily due to the termination of the company’s accounts receivable securitization program in the prior year period.  OfficeMax invested $36.1 million for capital expenditures in the third quarter of 2008 compared to $41.9 million in the third quarter of 2007.  Based on the company’s evaluation of capital projects for the remainder of 2008, OfficeMax now expects capital expenditures for full year 2008 to be in the range of $140 million to $160 million.

Given the expected weak economic outlook, OfficeMax is cautious in its expectations about performance for the fourth quarter of 2008.  The company expects significant sales declines as a result of both the existing difficult economic environment and a weaker 2008 holiday selling season than last year.  In addition, the company will be cycling significant expense reductions it began generating in the fourth quarter of 2007.  As a result of these factors, and based on the current outlook, OfficeMax expects increased deleveraging of costs and expenses in the fourth quarter of 2008 compared to the first nine months of the year.

Mr. Duncan concluded, “Sales in both our Contract and Retail segments in October trended in the negative low-double-digit range and we anticipate negative sales trends will continue through the remainder of the year.  Despite the challenging economic environment, we remain focused on initiatives integral to our turnaround plan that are strengthening our business.  Further, while we are committed to managing OfficeMax for the long-term and positioning the Company for growth when the economic environment improves, in the near term we are placing a premium on maintaining strong cash flow through conservative working capital management.”

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that the impact of the Lehman bankruptcy on the company will be limited to the amounts described in the release, that future events will not impact the company’s access to cash or the funds available under its revolving credit facility, it will successfully execute its turnaround plans, or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 29, 2007, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a conference call with analysts and investors to discuss its third quarter 2008 financial results today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).  To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995.  An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPressTM, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and more than 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	September 27,	December 29,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$234,511	$152,637
Receivables, net	650,555	720,878
Inventories	990,468	1,088,312
Other current assets	189,189	242,874
Total current assets	2,064,723	2,204,701

Property and equipment:
Property and equipment	1,327,338	1,279,609
Accumulated depreciation	(748,979)	(698,954)
Property and equipment, net	578,359	580,655

Goodwill and intangible assets, net	458,576	1,416,524
Timber notes receivable	899,250	1,635,000
Other non-current assets and deferred taxes	689,368	446,888

Total assets	$4,690,276	$6,283,768

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$9,831	$14,197
Current portion of long-term debt	35,788	34,827
Income taxes payable	38,357	33,887
Accounts payable	820,683	861,285
Accrued liabilities and other	414,332	426,513
Total current liabilities	1,318,991	1,370,709

Long-term debt:
Long-term debt, less current portion	328,373	349,421
Timber notes securitized	1,470,000	1,470,000
Total long-term debt	1,798,373	1,819,421

Other long-term obligations:
Compensation and benefits	180,155	200,283
Other long-term liabilities	424,403	582,741
Total other long-term liabilities	604,558	783,024

Minority interest	35,679	32,042

Shareholders’ equity:
Preferred stock	44,653	49,989
Common stock	189,872	188,481
Additional paid-in capital	924,751	922,414
Retained earnings	(204,813)	1,095,950
Accumulated other comprehensive income	(21,788)	21,738

Total shareholders’ equity	932,675	2,278,572

Total liabilities and shareholders’ equity	$4,690,276	$6,283,768

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	September 27,	September 29,
	2008	2007

Sales	$2,096,337	$2,315,219
Cost of goods sold and occupancy costs	1,569,870	1,727,161
Gross profit	526,467	588,058

Operating and other expenses:
Operating and selling	394,590	419,765
General and administrative	77,664	78,060
Goodwill and other asset impairments (a)	735,750	—
Operating income (loss)	(681,537)	90,233

Other income (expense):
Interest expense	(29,822)	(31,220)
Interest income	3,318	21,814
Other, net	(25)	(179)
	(26,529)	(9,585)

Income (loss) before income taxes and minority interest	(708,066)	80,648
Income taxes	276,415	(29,080)

Income (loss) before minority interest	(431,651)	51,568
Minority interest, net of income tax	(232)	(1,639)

Net income (loss)	(431,883)	49,929

Preferred dividends	(812)	(931)

Net income (loss) applicable to common shareholders	$(432,695)	$48,998

Basic income (loss) per common share	$(5.70)	$0.65

Diluted income (loss) per common share	$(5.70)	$0.64

Weighted Average Shares
Basic	75,931	75,376
Diluted	75,931	76,558

(a) Third quarter of 2008 includes a $735.8 million non-cash impairment charge related to the timber installment notes receivable due from Lehman (the Lehman Note), recorded in the Corporate and Other Segment. In addition, the company recorded the ongoing interest expense on the securitization notes payable but ceased the recognition of interest income and impaired the interest receivable of $18.2 million related to the Lehman Note. Together these items reduced net income by $460.7 million or $6.06 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Nine Months Ended
	September 27,	September 29,
	2008	2007

Sales	$6,383,899	$6,883,890
Cost of goods sold and occupancy costs	4,786,026	5,136,809
Gross profit	1,597,873	1,747,081

Operating and other expenses:
Operating and selling	1,191,688	1,233,114
General and administrative	229,305	257,694
Other operating, net (c)	11,274	—
Goodwill and other asset impairments (a) & (b)	1,671,090	—
Operating income (loss)	(1,505,484)	256,273

Other income (expense):
Interest expense	(89,144)	(91,296)
Interest income	46,900	66,628
Other, net (d)	20,679	(5,858)
	(21,565)	(30,526)

Income (loss) before income taxes and minority interest	(1,527,049)	225,747
Income taxes	265,481	(85,669)

Income (loss) before minority interest	(1,261,568)	140,078
Minority interest, net of income tax (e)	(1,191)	(4,174)

Net income (loss)	(1,262,759)	135,904

Preferred dividends	(2,839)	(2,947)

Net income (loss) applicable to common shareholders	$(1,265,598)	$132,957

Basic income (loss) per common share	$(16.69)	$1.77

Diluted income (loss) per common share	$(16.69)	$1.74

Weighted Average Shares
Basic	75,831	75,237
Diluted	75,831	76,298

(a) Third quarter of 2008 includes a $735.8 million non-cash impairment charge related to the timber installment notes receivable due from Lehman (the Lehman Note), recorded in the Corporate and Other Segment. In addition, the company recorded the ongoing interest expense on the securitization notes payable but ceased the recognition of interest income and impaired the interest receivable of $18.2 million related to the Lehman Note. Together these items reduced net income by $460.7 million or $6.06 per diluted share.

(b) Second quarter of 2008 includes a $935.3 million non-cash item related to impairment of goodwill, trade names and fixed assets. These charges are recorded by segment in the following manner: Contract $464.0 million and Retail $471.3 million. This item reduced net income by $909.3 million or $11.99 per diluted share.

(c) Second quarter of 2008 includes a $10.2 million unusual item related to employee severance from the reorganization of Retail store management and a $3.1 million unusual item related to the legacy Voyageur Panel business sold in 2004. First quarter of 2008 includes a $2.4 million unusual item related to the consolidation of the Contract segment’s manufacturing facilities in New Zealand, and a $1.8 million unusual item related to reorganizing the Retail field and ImPress print and document services management organization. The cumulative effect of these items was a reduction in net income of $7.0 million, or $0.09 per diluted share.

(d) First quarter of 2008 includes a $20.5 million unusual item related to the company’s investment in Boise Cascade, L.L.C., primarily from their sale of a majority interest in their paper and packaging and newsprint business completed during the first quarter of 2008. This item increased net income by $12.5 million, or $0.16 per diluted share.

(e) First quarter of 2007 includes a $1.1 million unusual item related to the sale of OfficeMax’s Contract operations in Mexico to Grupo OfficeMax, our 51% owned joint venture. This item reduced net income by $1.1 million, or $0.01 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	Nine Months Ended
	September 27,	September 29,
	2008	2007

Cash provided by operations:
Net income (loss)	$(1,262,759)	$135,904
Items in net income (loss) not using (providing) cash:
Depreciation and amortization	105,235	97,512
Non-cash impairment charges	1,671,090	—
Non-cash deferred taxes on impairment charges	(319,363)	—
Other	(5,610)	29,174
Changes other than from acquisitions of business:
Receivables and inventory	144,903	(87,239)
Accounts payable and accrued liabilities	(19,431)	(205,878)
Income taxes and other	(67,337)	61,980
Cash provided by operations	246,728	31,453

Cash used for investment:
Expenditures for property and equipment	(112,065)	(101,339)
Other	9,440	(748)
Cash used for investment	(102,625)	(102,087)

Cash used for financing:
Cash dividends paid	(34,359)	(35,758)
Changes in debt, net	(26,392)	(25,482)
Proceeds from exercise of stock options	—	5,852
Other	130	(10,022)
Cash used for financing	(60,621)	(65,410)

Effect of exchange rates on cash and cash equivalents	(1,608)	1,325
Increase (decrease) in cash and cash equivalents	81,874	(134,719)
Cash and cash equivalents at beginning of period	152,637	282,070

Cash and cash equivalents at end of period	$234,511	$147,351

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Quarter Ended
	September 27, 2008			September 29, 2007
	As Reported	Impairment Adjustments (a)	As Adjusted	As Reported

Segment Sales
OfficeMax, Contract	$1,049.1		$1,049.1	$1,185.7
OfficeMax, Retail	1,047.2		1,047.2	1,129.5
	2,096.3		2,096.3	2,315.2

Segment income (loss)
OfficeMax, Contract	35.5		35.5	55.0
OfficeMax, Retail	29.1		29.1	45.3
Corporate and Other	(746.1)	735.8	(10.3)	(10.0)
Operating income	(681.5)	735.8	54.3	90.3

Operating income margin	-32.5%		2.6%	3.9%

Interest expense	(29.8)		(29.8)	(31.2)
Interest income and other	3.2	18.2	21.4	21.6

Income before income taxes and minority interest	(708.1)	754.0	45.9	80.7
Income taxes	276.4	(293.3)	(16.9)	(29.1)

Income before minority interest	(431.7)	460.7	29.0	51.6
Minority interest, net of income tax	(0.2)		(0.2)	(1.7)

Net income (loss)	$(431.9)	$460.7	$28.8	$49.9

Preferred dividends	(0.8)		(0.8)	(0.9)

Net income (loss) applicable to common shareholders	$(432.7)	$460.7	$28.0	$49.0

Diluted income (loss) per common share	$(5.70)	$(6.06)	$0.36	$0.64

(a) Third quarter of 2008 includes a $735.8 million non-cash impairment charge related to the timber installment notes receivable due from Lehman (the Lehman Note), recorded in the Corporate and Other Segment. In addition, the company recorded the ongoing interest expense on the securitization notes payable but ceased the recognition of interest income and impaired the interest receivable of $18.2 million related to the Lehman Note. Together these items reduced net income by $460.7 million or $6.06 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Nine Months Ended
	September 27, 2008			September 29, 2007
	As Reported	Impairment Adjustments (a) (b)	As Adjusted	As Reported

Segment Sales
OfficeMax, Contract	$3,356.1		$3,356.1	$3,647.3
OfficeMax, Retail	3,027.8		3,027.8	3,236.6
	6,383.9		6,383.9	6,883.9

Segment income (loss)
OfficeMax, Contract	(321.7)	464.0	142.3	155.9
OfficeMax, Retail	(422.1)	471.3	49.2	134.6
Corporate and Other	(761.7)	735.8	(25.9)	(34.2)
Operating income	(1,505.5)	1,671.1	165.6	256.3

Operating income margin	-23.6%		2.6%	3.7%

Interest expense	(89.1)		(89.1)	(91.3)
Interest income and other	67.6	18.2	85.8	60.8

Income before income taxes and minority interest	(1,527.0)	1,689.3	162.3	225.8
Income taxes	265.4	(319.3)	(53.9)	(85.7)

Income before minority interest	(1,261.6)	1,370.0	108.4	140.1
Minority interest, net of income tax	(1.2)		(1.2)	(4.2)

Net income (loss)	$(1,262.8)	$1,370.0	$107.2	$135.9

Preferred dividends	(2.8)		(2.8)	(2.9)

Net income (loss) applicable to common shareholders	$(1,265.6)	$1,370.0	$104.4	$133.0

Diluted income (loss) per common share	$(16.69)	$(18.05)	$1.36	$1.74

(a) Third quarter of 2008 includes a $735.8 million non-cash impairment charge related to the timber installment notes receivable due from Lehman (the Lehman Note), recorded in the Corporate and Other Segment. In addition, the company recorded the ongoing interest expense on the securitization notes payable but ceased the recognition of interest income and impaired the interest receivable of $18.2 million related to the Lehman Note. Together these items reduced net income by $460.7 million or $6.06 per diluted share.

(b) Second quarter of 2008 includes a $935.3 million non-cash item related to impairment of goodwill, trade names and fixed assets. These charges are recorded by segment in the following manner: Contract $464.0 million and Retail $471.3 million. This item reduced net income by $909.3 million or $11.99 per diluted share.

Reconciliation of non-GAAP Measures to GAAP Measures

We evaluate our results of operations before impairment charges as they are not indicative of our core operating activities.  We believe our presentation of financial measures before, or excluding, these items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance and provides useful information to both investors and management to evaluate the ongoing operations and prospects of OfficeMax by providing better comparisons. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain impairment items, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure.  Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.  In the preceding tables, we reconcile our financial measures before impairment items to our reported GAAP financial results for the third quarter and first nine months of both 2008 and 2007.

Although we believe the non-GAAP financial measures enhance an investor’s understanding of our performance, our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures we use may not be consistent with the presentation of similar companies in our industry. However, we present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what we believe to be our ongoing business operations.